Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of its financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and its consolidated financial statements and the accompanying notes included elsewhere in this Current Report on Form 8-K. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that Sovereign Bancshares believes are reasonable but may prove to be inaccurate. Sovereign Bancshares assumes no obligation to update any of these forward-looking statements.
Overview

Sovereign Bancshares, Inc. (“Sovereign Bancshares” or the “Company”) is a bank holding company headquartered in Dallas, Texas. Through its wholly-owned subsidiary, Sovereign Bank, a Texas state chartered bank, Sovereign Bancshares provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Sovereign Bancshares currently operates seven branch locations in the Dallas/Fort Worth Metroplex, two branches in the Austin area and one branch in the Galleria area of Houston. Sovereign Bancshares has experienced significant organic growth since commencing banking operations in 2004. As of September 30, 2016, Sovereign Bancshares had total assets of $1.1 billion, total loans of $863.0 million, total deposits of $858.6 million and total stockholders’ equity of $118.4 million.
As a bank holding company operating through one segment, community banking, Sovereign Bancshares generates most of its revenues from interest income on loans, customer service and loan fees, gains on sales of Small Business Administration (SBA) and United States Department of Agriculture (USDA) loans, and interest income from securities. Sovereign Bancshares incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits, and occupancy expenses. Sovereign Bancshares analyzes its ability to maximize income generated from interest-earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.
Changes in the market interest rates and interest rates Sovereign Bancshares earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Sovereign Bancshares’s loan portfolio are affected by, among other factors, economic and competitive conditions in Texas and specifically in the Dallas/Fort Worth Metroplex, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within our target market and throughout the state of Texas.
Results of Operations for the Nine Months Ended September 30, 2016 and 2015

Net Interest Income

Sovereign Bancshares’s operating results depend primarily on its net interest income. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”
To evaluate net interest income, Sovereign Bancshares measures and monitors (1) yields on its loans and other interest-earning assets, (2) the costs of its deposits and other funding sources, (3) its net interest spread and (4) its net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
For the nine months ended September 30, 2016, net interest income totaled $27.7 million, and net interest margin and net interest spread were 3.50% and 3.31%, respectively. For the nine months ended September 30, 2015, net interest income totaled $27.1 million and net interest margin and net interest spread were 3.47% and 3.31%, respectively. The stable net interest margin and net interest spread were primarily attributable to higher earning asset yields offset partially by small increases in interest bearing deposit rates and rates on borrowings.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as non-accrual is not recognized in income, however the balances are reflected in average outstanding balances for the period. For the nine months ended September 30, 2016 and 2015, interest income not recognized on non-accrual loans was not material. Any non-accrual loans have been included in the table as loans carrying a zero yield.

	For the Nine Months Ended September 30,
	2016			2015
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(dollars in thousands) (Unaudited)
Assets:
Interest-earning assets:
Total loans	$821,349	$28,287	4.60%	$728,761	$25,619	4.70%
Investment securities	207,697	3,857	2.48	296,951	5,613	2.53
Federal funds sold	18,224	70	0.51	12,380	23	0.25
Other	9,527	73	1.02	7,140	18	0.34
Total interest-earning assets	1,056,797	32,287	4.08	1,045,232	31,273	4.00
Allowance for loan losses	(12,792)			(8,146)
Noninterest-earning assets	39,401			42,689
Total assets	$1,083,406			$1,079,775
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$646,892	$3,746	0.77%	$638,060	$3,418	0.72%
Federal funds purchased	1,013	12	1.58	1,744	17	1.30
Trust preferred subordinated debt	8,609	303	4.70	8,609	279	4.33
Federal Home Loan Bank advances	132,555	505	0.51	154,176	418	0.36
Total interest-bearing liabilities	789,069	4,566	0.77	802,589	4,132	0.69
Noninterest-bearing liabilities:
Noninterest-bearing deposits	176,935			166,440
Other liabilities	1,876			3,029
Total noninterest-bearing liabilities	178,811			169,469
Stockholders’ equity	115,526			107,717
Total liabilities and stockholders’ equity	$1,083,406			$1,079,775
Net interest rate spread(1)			3.31%			3.31%
Net interest income		$27,721			$27,141
Net interest margin(2)			3.50%			3.47%
________________________
(1) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin is equal to net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Nine Months Ended September 30, 2016 vs. 2015
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands) (Unaudited)

Interest-earning assets:
Total loans	$3,258	$(590)	$2,668
Investment securities	(1,689)	(67)	(1,756)
Federal funds sold	11	36	47
Other	6	49	55
Total increase (decrease) in interest income	$1,586	$(572)	$1,014

Interest-bearing liabilities:
Interest-bearing deposits	$47	$281	$328
Federal funds purchased	(7)	2	(5)
Trust preferred subordinated debt	—	24	24
Federal Home Loan Bank advances	(59)	146	87
Total increase (decrease) in interest expense	(19)	453	434

Increase (decrease) in net interest income	$1,605	$(1,025)	$580

Provision for Loan Losses

Sovereign Bancshares’s provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for loan losses see “-Financial Condition-Allowance for Loan Losses.” The provision for loan losses was $3.0 million for the nine months ended September 30, 2016, compared to $2.8 million for the same period in 2015, an increase of $200 thousand or 7.1%. The increase in provision expense was due to growth in the overall loan portfolio as well as an increase in the level of specific reserves needed to cover impaired loans.
Noninterest Income

Sovereign Bancshares’s primary sources of recurring noninterest income are service charges on deposit accounts, gains on the sale of investment securities, gains on the sale of SBA and USDA loans, and other service charges and fees. Noninterest income does not include loan origination fees to the extent they exceed the direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method.

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Nine Months Ended September 30
	2016	2015	Increase (Decrease)
	(dollars in thousands) (Unaudited)

Noninterest income:
Service charges and other fees	$432	$456	$(24)
Net investment security gains	1,052	55	997
Gains on sales of loans	788	2,393	(1,605)
Other	631	724	(93)
Total noninterest income	$2,903	$3,628	$(725)
Noninterest income for the nine months ended September 30, 2016 decreased $725 thousand or 20.0% to $2.9 million compared to noninterest income of $3.6 million for the same period in 2015. The primary components of the changes from the prior period are:
Net investment securities gains. Gains on sales of investment securities were $1.1 million and $55 thousand for the first nine months ended September 30, 2016 and September 30, 2015, respectively. This increase was due to the sale of approximately $41 million of investment securities in the first quarter of 2016.
Gain on sales of loans. Sovereign Bancshares originates SBA and USDA loans for resale into the secondary market. Income from the sales of loans was $788 thousand for the nine months ended September 30, 2016 compared to $2.4 million for the same period of 2015. This decrease of $1.6 million was primarily due to decreases in the number of loans sold in 2016 as compared to 2015. USDA loans, in particular, generally have large average gains which can create fluctuations between periods based on the timing of the sales.
Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and costs associated with operating facilities, obtaining and retaining customer relationships and providing bank services. The major component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses such as occupancy expenses, professional and regulatory fees, data processing, telephone, advertising, and other operating expenses.
The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Nine Months Ended September 30
	2016	2015	Increase (Decrease)
	(dollars in thousands) (Unaudited)

Noninterest expense:
Salaries and employee benefits	$11,547	$12,092	$(545)
Non-staff expenses:
Occupancy expense	2,473	2,657	(184)
Legal and professional fees	711	1,762	(1,051)
Deposit insurance assessment	663	586	77
Loan and repossessed asset expenses	588	74	514
Data processing	553	632	(79)
Telephone	443	533	(90)
Other	2,072	1,936	136
Total noninterest expense	$19,050	$20,272	$(1,222)

Noninterest expense for the nine months ended September 30, 2016 decreased $1.2 million or 6.0% to $19.1 million compared to noninterest expense of $20.3 million for the same period in 2015. The most significant components of the changes from the prior period are:
Salaries and employee benefits. Salaries and employee benefits are the largest component of noninterest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. Salaries and employee benefits were $11.5 million for the nine months ended September 30, 2016, a decrease of $545 thousand, or 4.5%, compared to the same period in 2015. The decrease was primarily attributable to the reduction of 3 full-time equivalent employees and a reduction in incentive compensation. As of September 30, 2016, Sovereign Bancshares had 118 full-time equivalent employees. Salaries and employee benefits included $221 thousand and $217 thousand in stock-based compensation expense for the nine months ended September 30, 2016 and 2015, respectively.
Legal and professional fees. Legal and professional fees were $711 thousand and $1.8 million for the nine months ended September 30, 2016 and 2015, respectively. The decrease of $1.1 million, or 59.6%, was due to a decrease in loan work-out related legal support.
Loan and repossessed asset expense. Loan and repossessed asset expenses were $588 thousand and $74 thousand for the nine months ended September 30, 2016 and 2015, respectively. The increase of $514 thousand was a result of expenses associated with two repossessed energy assets.
Income Tax Expense

The amount of income tax expense is influenced by the amounts of pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
For the nine months ended September 30, 2016, income tax expense totaled $2.5 million, an increase of $327 thousand or 15.2% compared to $2.1 million for the same period in 2015. The increase was primarily attributable to the $877 thousand increase in net operating income from $7.7 million for the nine months ended September 30, 2015 to $8.6 million for the same period in 2016. Sovereign Bancshares’s effective tax rates for the nine months ended September 30, 2016 and 2015 were 28.9% and 27.9%, respectively. Sovereign Bancshares’s effective tax rates for both periods were affected primarily by tax-exempt income generated by municipal securities.
Results of Operations For the Years Ended December 31, 2015 and 2014

Net Interest Income

For additional information on net interest income and how Sovereign Bancshares measures and monitors it, see “-Results of Operations for the Nine Months Ended September 30, 2016 and 2015-Net Interest Income.”
2015 vs. 2014. Net interest income for 2015 was $37.2 million compared to $34.1 million for 2014, an increase of $3.1 million or 9.2%. The increase in net interest income was primarily due to a $2.9 million or 7.4% increase in interest income and by a small decrease in interest expense. The growth in interest income was primarily attributable to a $117.3 million or 18.5% increase in average loans outstanding for the year ended December 31, 2015, compared to 2014. The increase in average loans outstanding was due to an increase in new customer accounts and an increase in existing customer balances. The decrease of 17 basis points in the average yield on the loan portfolio was primarily due to the low interest rate environment and its impact on competitive loan pricing. While Sovereign Bancshares experienced significant growth in average loan balances, market yields on new loan originations were below the average yield of amortizing or paid-off loans. Due to the continued impact of new loan growth and the runoff of higher yielding loan balances, Sovereign Bancshares anticipates continued interest rate pressure on its total interest-earning assets. Interest income on loans was $35.4 million for 2015, an increase of $4.4 million or 14.4% compared to 2014. Interest income on securities was $7.3 million during 2015, a decrease of $1.5 million over 2014 due to a reduction in the average portfolio from $335 million in 2014 to $287 million in 2015. The reduction in the investment portfolio was primarily a result of selected investment sales and principal payments in the mortgage-backed securities portfolio.

Interest expense was $5.6 million for 2015, a decrease of $183 thousand over 2014. Average interest-bearing deposits decreased $9.0 million for 2015 compared to 2014. The average rate on interest-bearing deposits decreased from .75% to .72% for the same period, which coupled with the decrease in balances, resulted in a $273 thousand decrease in related interest expense.
Net interest income was also impacted by a $13.8 million or 8.8% increase in average noninterest-bearing deposits during 2015, which was primarily attributable to growth in customer relationships and noninterest-bearing checking accounts. Total cost of funds decreased 7 basis points to .69% for the year ended December 31, 2015 from .76% for the year ended December 31, 2014. Net interest margin, defined as net interest income divided by average interest-earning assets, for 2015 was 3.52%, an increase of 7 basis points compared to 3.45% for 2014.
The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Average balances for 2015 and 2014 are daily average balances. Any non-accrual loans have been included in the table as loans carrying a zero yield.

	For the Years Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(dollars in thousands)
Assets:
Interest-earning assets:
Total loans	$750,572	$35,417	4.72%	$633,261	$30,971	4.89%
Investment securities	286,921	7,298	2.54	334,693	8,802	2.63
Federal funds sold	12,935	33	0.26	14,881	38	0.26
Other	7,346	26	0.35	4,941	16	0.32
Total interest-earning assets	1,057,774	42,774	4.04	987,776	39,827	4.03
Allowance for loan losses	(8,649)			(9,962)
Noninterest-earning assets	42,031			44,255
Total assets	$1,091,156			$1,022,069
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$641,206	$4,595	0.72%	$650,249	$4,868	0.75%
Federal funds purchased	1,440	18	1.25	1,174	13	1.11
Trust preferred subordinated debt	8,609	374	4.34	8,609	370	4.30
Federal Home Loan Bank Advances	158,219	602	0.38	96,575	521	0.54
Total interest-bearing liabilities	809,474	5,589	0.69	756,607	5,772	0.76
Noninterest-bearing liabilities:
Noninterest-bearing deposits	170,112			156,355
Other liabilities	2,891			5,700
Total noninterest-bearing liabilities	173,003			162,055
Stockholders’ equity	108,679			103,407
Total liabilities and stockholders’ equity	$1,091,156			$1,022,069
Net interest rate spread(1)			3.35%			3.27%
Net interest income		$37,185			$34,055
Net interest margin(2)			3.52%			3.45%
______________________________
(1) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities

(2) Net interest margin is equal to net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

	For the Year Ended December 31, 2015 vs. 2014
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands)

Interest-earning assets:
Total loans	$5,722	$(1,276)	$4,446
Investment securities	(1,253)	(251)	(1,504)
Federal funds sold	(5)	—	(5)
Other	8	2	10
Total increase (decrease) in interest income	$4,472	$(1,525)	$2,947

Interest-bearing liabilities:
Interest-bearing deposits	$(68)	$(205)	$(273)
Federal funds purchased	3	2	5
Trust preferred subordinated debt	—	4	4
Federal Home Loan Bank Advances	332	(251)	81
Total increase (decrease) in interest expense	267	(450)	(183)

Increase (decrease) in net interest income	$4,205	$(1,075)	$3,130

Provision for Loan Losses
The provision for loan losses for the year ended December 31, 2015 was $4.8 million. No provision for loan losses was recorded for the year ended December 31, 2014. The increase in provision expense was due to growth in the overall loan portfolio as well as an increase in the level of specific reserves needed to cover impaired loans. Net charge-offs for the years ended December 31, 2015 and 2014 were $2.1 million and $2.9 million, respectively.
Noninterest Income
For the year ended December 31, 2015, noninterest income totaled $4.8 million, an increase of $1.4 million or 41.8% compared to 2014. The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Years Ended December 31
	2015	2014	Increase (Decrease)
	(dollars in thousands)

Noninterest income:
Service charges and other fees	$604	$620	$(16)
Net investment security gains	55	—	55
Gains on sales of loans	3,194	1,613	1,581
Other	918	1,131	(213)
Total noninterest income	$4,771	$3,364	$1,407

Gain on sales of loans. Gain on sales of loans increased $1.6 million or 98.0% in 2015 compared to 2014 due to an increase in the number of SBA and USDA loans sold in 2015 compared to 2014. USDA loans, in particular, generally have large average gains which can create fluctuations between periods based on the timing of the sales.
Other. Other noninterest income decreased $213 thousand or 18.8% in 2015 compared to 2014 due primarily to a decrease of $258 thousand in various loan transaction fees.
Noninterest Expense
For the year ended December 31, 2015, noninterest expense totaled $26.9 million, a decrease of $6.5 million or 19.4% compared to $33.3 million in 2014. The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31
	2015	2014	Increase (Decrease)
	(dollars in thousands)

Noninterest expense:
Salaries and employee benefits	$16,157	$15,698	$459
Non-staff expenses:
Occupancy expense	3,514	3,523	(9)
Legal and professional fees	2,037	7,820	(5,783)
Valuation adjustments and other expenses on other real estate owned	99	1,722	(1,623)
Deposit insurance assessment	853	862	(9)
Data processing	840	801	39
Telephone	701	517	184
Other	2,686	2,405	281
Total noninterest expense	$26,887	$33,348	$ (6,461)

Salaries and employee benefits. Salaries and employee benefits increased by $459 thousand, or 2.9%, between 2014 and 2015 primarily as a result of an increase in salaries and incentive compensation. Salaries and employee benefits for the year ended December 31, 2015 included $304 thousand in stock-based compensation expense compared to $225 thousand recorded for the year ended December 31, 2014.
Legal and professional fees. Legal and professional fees were $2.0 million and $7.8 million for the years ended December 31, 2015 and December 31, 2014, respectively. The decrease of $5.8 million was due to nonrecurring litigation expenses in 2014.
Valuation adjustments and other expenses on other real estate owned. Expenses and write-downs related to other real estate owned decreased $1.6 million in 2015 compared to 2014 due to a significant reduction in properties owned.
Income Tax Expense
For the year ended December 31, 2015, income tax expense was $2.6 million compared to $399 thousand for the year ended December 31, 2014. The increase in income tax expense of $2.2 million in 2015 was primarily attributable to the $6.2 million increase in net operating income in 2015 as compared to 2014. Sovereign Bancshares’s effective income tax rates for the years ended December 31, 2015 and 2014 were 25.8% and 9.8%, respectively, compared to the U.S. statutory rate of 34% for each year. Sovereign Bancshares’s effective tax rates for both periods were affected primarily by tax-exempt income generated by municipal securities.

Financial Condition
Sovereign Bancshares’s total assets have approximated $1.1 billion for the periods ending September 30, 2016, December 31, 2015 and December 31, 2014.
Loan Portfolio
Sovereign Bancshares’s primary source of income is interest on loans to individuals, professionals, small to medium-sized businesses and commercial companies located in our primary market areas. Sovereign Bancshares’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties. Sovereign Bancshares’s loan portfolio represents the highest yielding component of our earning asset base.
As of September 30, 2016, total loans were $863.0 million, an increase of $48.0 million or 5.9% compared to $815.0 million as of December 31, 2015. Total loans as of December 31, 2015 represented an increase of $132.8 million or 19.5% compared to $682.2 million as of December 31, 2014. These increases were primarily due to continued penetration in Sovereign Bancshares’s primary market areas. Of these amounts, no loans were classified as held for sale as of September 30, 2016, December 31, 2015 and December 31, 2014.
Total loans as a percentage of deposits were 100.5%, 102.1% and 86.0% as of September 30, 2016 and December 31, 2015 and 2014, respectively. Total loans as a percentage of assets were 78.6%, 73.3% and 64.6% as of September 30, 2016 and December 31, 2015 and 2014, respectively.
The following table summarizes Sovereign Bancshares’s loan portfolio by type of loan as of the dates indicated:

	(Unaudited)
	As of September 30,		As of December 31,
	2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
Real estate:
Construction and land	$132,744	15.38%	$163,993	20.12%	$121,262	17.78%
1-4 family residential	15,717	1.82%	16,672	2.05%	23,167	3.40%
Owner occupied	135,717	15.73%	110,352	13.54%	94,265	13.82%
Commercial and farmland	291,586	33.79%	218,355	26.79%	132,092	19.36%
Commercial:

Financial and agricultural	201,063	23.30%	186,640	22.90%	186,834	27.39%
Energy	80,724	9.35%	112,146	13.76%	117,127	17.17%
Consumer	5,425	0.63%	6,890	0.85%	7,454	1.09%
Total loans held for investment	$862,976	100.00%	$815,048	100.00%	$682,201	100.00%
Total loans held for sale	$—		$—		$—
Real estate - construction and land. This category consists of loans secured by real estate under construction or land development, both commercial and residential. Construction and land development loans can carry additional risk of repayment from several different factors influencing the completion of the project on time and on budget. Other risks involved are market driven through real estate values and long-term financing options. As such, the Company takes additional steps to insure that sufficient equity is required, underwriting supports the project, and secondary sources of repayment are identified. This category also consists of loans secured by vacant land, which includes developed commercial land, undeveloped commercial land, rural land, single family residential lots, and lot development loans. These types of loans require larger down payments to help mitigate the risk.

Construction and land loans decreased $31.2 million or 19.1% to $132.7 million as of September 30, 2016 from $164.0 million as of December 31, 2015. The decrease in loan balances was primarily due to the completion of several large projects as well as others being sold or refinanced. Construction and land loans as of December 31, 2015 represented an increase of $42.7 million or 35.2% from $121.3 million as of December 31, 2014. The increase in construction and land loans during 2015 primarily resulted from an increase in market demand.
Real estate - 1-4 family residential. This category consists of loans secured by some form of both owner-occupied and non-owner occupied residential real estate. The category includes loans for 1-4 family home construction, home improvement, home equity lines of credit, closed-end financing for 1-4 family properties, and financing for multi-family residential properties. The overall credit risk in this segment of the loan portfolio is low given the nature of the collateral and the Company’s strict underwriting standards for this type of financing. The Company does not originate sub-prime mortgage loans. The higher risk area of this category is the non-owner occupied portion of these loans, which are often reliant on rental income as the primary source of repayment.

Real estate - owner occupied. This category consists of loans secured by commercial buildings that are occupied by companies that are run by the borrower or guarantors on the loan. These loans are lower risk than the non owner occupied loans because the borrower or guarantor has a personal interest in the success of the tenant company. In addition, more in-depth financial information can be obtained to help management evaluate the business and its profitability.
Owner occupied commercial real estate loans increased $25.4 million or 23.0% to $135.7 million as of September 30, 2016 from $110.4 million as of December 31, 2015. This increase primarily resulted from increased lending activity due to an increase in demand and favorable market conditions. Owner occupied commercial real estate loans as of December 31, 2015 represented an increase of $16.1 million or 17.1% from $94.3 million as of December 31, 2014. The increase in owner occupied commercial real estate during 2015 mainly resulted from an increase in market demand due to favorable market conditions.
Real estate - commercial and farmland. This category consists of loans secured by income-producing commercial buildings such as shopping centers, office buildings, office warehouse buildings, hotels, and multi-family properties. These loans carry a higher risk than owner-occupied properties because the repayment is based on the successful operations of the tenants and may be subject to adverse conditions in the real estate market and/or general economy. A substantial majority of these loans have adequate secondary sources of repayment through financially strong guarantors that are well known to the Company.
Commercial real estate and farmland loans increased $73.2 million or 33.5% to $291.6 million as of September 30, 2016 from $218.4 million as of December 31, 2015. This increase primarily resulted from increased lending activity due to an increase in demand and favorable market conditions. Commercial real estate and farmland loans as of December 31, 2015 represented an increase of $86.3 million or 65.3% from $132.1 million as of December 31, 2014. The increase in commercial real estate and farmland loans during 2015 mainly resulted from an increase in market demand due to favorable market conditions.
Commercial - financial and agricultural. This category consists of all business loans and leases secured by assets other than the business real estate. A substantial majority of these loans are secured by equipment, accounts receivable, and inventory. The primary risk involved with this category is that the loans and leases are typically secured by depreciable assets that may not provide an adequate source of repayment if the loan goes into default. However, the Company’s very conservative underwriting standards and credit culture help mitigate this risk.
Commercial financial and agricultural loans increased $14.4 million or 7.7% to $201.1 million as of September 30, 2016 from $186.6 million as of December 31, 2015. The increase in lending activity was due to a relatively robust business environment in Sovereign Bank’s primary market area and the efforts of its relationship-based lenders who leveraged these growth opportunities. Commercial financial and agricultural loans throughout 2015 remained relatively stable.
Commercial - energy. Energy loans are credits extended to businesses deriving a majority of their revenues from the sale of oil and gas related products or whose credit requires a technical evaluation of oil and gas reserves or where the forecasting and analysis of oil and gas prices directly impacts credit quality. The energy industry can be divided into three segments: upstream (Oil and gas exploration and production or E&P); midstream (refining, gathering, processing); and downstream (selling product to end users). Integrated oil companies are generally involved in all three segments. The other oil and gas companies are involved in the upstream segment and may also be involved in midstream and downstream segments. Energy lending at Sovereign Bancshares focuses its efforts on upstream and midstream E&P companies. Loans are secured by proven, producing oil and gas reserves.

Commercial energy loans decreased $31.4 million or 28.0% to $80.7 million as of September 30, 2016 from $112.1 million as of December 31, 2015. The decrease in lending activity was due to a strategic decision to reduce energy-related exposure. Commercial energy loans as of December 31, 2015 represented a decrease of $5.0 million or 4.3% from $117.1 million as of December 31, 2014.

Consumer. This category of loans includes all other forms of consumer debt, including automobiles, recreational vehicles, debt consolidation, household or personal use, education, taxes, and investments. A large majority of the loans in this category are relatively short-term loans secured by new and used automobiles, recreational vehicles, and bank certificates of deposit.

Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Sovereign Bancshares has several procedures in place in maintaining the overall quality of its loan portfolio. Sovereign Bancshares has established underwriting guidelines to be followed by its bankers, and Sovereign Bancshares also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that its loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.
Sovereign Bancshares believes its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. Sovereign Bancshares had $15.1 million in nonperforming assets as of September 30, 2016 compared to $16.5 million and $4.5 million in nonperforming assets as of December 31, 2015 and 2014, respectively. Sovereign Bancshares had $13.5 million in nonperforming loans as of September 30, 2016 compared to $14.7 million and $3.7 million as of December 31, 2015 and 2014, respectively. The increase in nonperforming loans from December 31, 2014 to December 31, 2015 was primarily due to one energy-related credit on which significant reserves have been allocated.
The following tables presents information regarding nonperforming loans at the dates indicated:

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands)

Nonaccrual loans	$13,532	$14,748	$3,747
Accruing loans 90 or more days past due	—	—	—
Total nonperforming loans	13,532	14,748	3,747
Other assets:
Other real estate owned	621	621	711
Repossessed assets	978	1,142	—
Total other assets	1,599	1,763	711
Total nonperforming assets	$15,131	$16,511	$4,458
Restructured loans-nonaccrual	—	$445	$445
Restructured loans-accruing	$5,363	$3,060	$2,922
Ratio of nonperforming loans to total loans	1.57%	1.82%	0.55%
Ratio of nonperforming assets to total assets	1.38%	1.49%	0.43%

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands)

Nonaccrual loans by category:
Real estate:
Construction and land	—	—	—
1-4 family residential	—	—	359
Owner occupied	—	—	—
Commercial and farmland	—	—	—
Commercial:	—	—	—
Financial and agricultural	705	748	—
Energy	12,789	14,000	3,388
Consumer	38	—	—
Total	$13,532	$14,748	$3,747

Allowance for loan losses
Sovereign Bancshares maintains an allowance for loan losses that represents management’s best estimate of the loan losses and risks inherent in the loan portfolio. In determining the allowance for loan losses, Sovereign Bancshares estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. For additional discussion of its methodology, please refer to “-Critical Accounting Policies-Allowance for loan losses.”
In connection with its review of the loan portfolio, Sovereign Bancshares considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements Sovereign Bancshares considers include:

•
for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower’s business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category and the value, nature and marketability of collateral;

•
for commercial mortgage loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner occupied properties, the loan to value ratio, the age and condition of the collateral and the volatility of income, property value and future operating results typical of properties of that type;

•
for 1-4 family residential mortgage loans, the borrower’s ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan to value ratio, and the age, condition and marketability of the collateral; and

•
for construction, land development and other land loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or the ability to lease property constructed for lease, the quality and nature of contracts for presale or prelease, if any, experience and ability of the developer and loan to value ratio.

As of September 30, 2016, the allowance for loan losses totaled $14.0 million or 1.62% of total loans. As of December 31, 2015, the allowance for loan losses totaled $10.9 million or 1.34% of total loans. As of December 31, 2014, the allowance for loan losses totaled $8.3 million or 1.21% of total loans.
Sovereign Bancshares believes the successful execution of its growth strategy through organic growth is demonstrated by the upward trend in loan balances from December 31, 2014 to September 30, 2016. Loan balances increased from $682.2 million as of December 31, 2014, to $863.0 million as of September 30, 2016. Its provision has increased consistently with the growth in its loan portfolio during the same period. Further, charge-offs have been immaterial, representing less than 1% of total loan balances during the same period.
Although Sovereign Bancshares believes that it has established its allowance for loan losses in accordance with accounting principles generally accepted in the United States and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Sovereign Bancshares experiences economic declines or if asset quality deteriorates, material additional provisions could be required.
Securities
Sovereign Bancshares uses its securities portfolio to provide a source of liquidity, provide an appropriate return on funds invested, manage interest rate risk, meet collateral requirements and meet regulatory capital requirements. As of September 30, 2016, the carrying amount of investment securities totaled $188.9 million, a decrease of $63.5 million or 25.2% compared to $252.5 million as of December 31, 2015. The balance in its securities portfolio as of December 31, 2015 represented a decrease of $69.2 million or 21.5% compared to $321.6 million as of December 31, 2014. The decreases in our investment securities were used to fund loan growth during these periods. Securities represented 17.2%, 22.7% and 30.5% of total assets as of September 30, 2016 and December 31, 2015 and 2014, respectively.
Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. No other-than-temporary impairment has been recorded.
Deposits
Sovereign Bancshares offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. Sovereign Bancshares relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.
Total deposits as of September 30, 2016 were $858.6 million, an increase of $60.2 million or 7.5% compared to $798.5 million as of December 31, 2015 due to increases of $7.3 million and $52.9 million in its noninterest-bearing deposit accounts and interest-bearing money accounts, respectively. Total deposits as of December 31, 2015 were $798.5 million, an increase of $5.1 million or .6% compared to December 31, 2014 due to increases of $18.9 million in our noninterest-bearing deposit accounts, offset partially by decreases of $13.8 million in interest-bearing accounts.
Borrowings
Sovereign Bancshares utilizes short-term and long-term borrowings to supplement deposits to fund its lending and investment activities, each of which is discussed below.
Federal Home Loan Bank (FHLB) advances. The FHLB allows Sovereign Bancshares to borrow on a blanket floating lien status collateralized by certain securities and loans. As of September 30, 2016 and December 31, 2015 and 2014, total borrowing capacity of $438.8 million, $565.7 million and $490.1 million, respectively, was available under this arrangement and $110.0 million, $190.0 million and $130.0 million, respectively, was outstanding with an average interest rate of .58% as of September 30, 2016, .40% as of December 31, 2015 and .35% as of December 31, 2014. Sovereign Bancshares’s current FHLB advances mature within 1 year. Sovereign Bancshares utilizes these borrowings to meet liquidity needs and manage its interest rate sensitivity.
Federal Reserve Bank of Dallas. The Federal Reserve Bank of Dallas has an available borrower in custody arrangement, which allows Sovereign Bancshares to borrow on a collateralized basis. Certain commercial and consumer loans are pledged under this arrangement. Sovereign Bancshares maintains this borrowing arrangement to meet liquidity needs pursuant to its contingency funding plan. As of September 30, 2016 and December 31, 2015 and 2014, $5.3 million, $7.1 million and $10.5 million, respectively, were available under this arrangement. There were no borrowings outstanding as of September 30, 2016, December 31, 2015 and December 31, 2014.
Junior subordinated debentures. In May 2008, the Company, in a private placement, issued $8,350,000 (8,350 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) through a newly formed, unconsolidated, wholly-owned subsidiary, SovDallas Capital Trust I (the Trust). The Company has an investment in 100% of the common shares of the Trust totaling $259,000. The Trust invested the total proceeds from the sale of the TruPS and the investment in common shares in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the TruPS is payable quarterly at a rate equal to 3 month LIBOR plus 4.0% (4.65% at September 30, 2016, 4.33% at December 31, 2015, and 4.24% at December 31, 2014). Principal payments are due at maturity in July 2038. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debt securities, in whole or in part, at any time at an amount equal to the principal amount of the debt securities being redeemed plus any accrued and unpaid interest.
Liquidity and Capital Resources
Liquidity
Liquidity involves the ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014, Sovereign Bancshares’s liquidity needs were primarily met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the Federal Reserve Bank of Dallas are available and have been utilized on occasion to take advantage of investment opportunities, Sovereign Bancshares does not generally rely on these external funding sources. Sovereign Bancshares maintains lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $45.0 million as of September 30, 2016, December 31, 2015 and December 31, 2014. There were no advances under these lines of credit outstanding as of September 30, 2016, December 31, 2015 and December 31, 2014.
Capital Resources
Total stockholders’ equity increased to $118.4 million as of September 30, 2016, compared to $113.3 million as of December 31, 2015, an increase of $5.1 million or 4.5%. This increase was primarily the result of $6.1 million of net income for the period. Total stockholders’ equity increased to $113.3 million as of December 31, 2015, compared to $105.4 million as of December 31, 2014, an increase of $7.9 million or 7.5%. This increase was primarily the result of the Company’s net income of $7.6 million for 2015.
For the nine months ended September 30, 2016 and years ended December 31, 2015 and 2014, Sovereign Bancshares declared and paid cash dividends on its Series C preferred stock of $723 thousand, $245 thousand and $245 thousand, respectively. To date, Sovereign Bancshares has not declared or paid dividends on its common stock. Sovereign Bancshares purchased 101 thousand shares of its common stock during the year ended December 31, 2015. Sovereign Bancshares did not purchase any of its common stock for the nine months ended September 30, 2016 or for the year ended December 31, 2014,
Capital management consists of providing equity to support its current and future operations. The bank regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Sovereign Bancshares is subject to regulatory capital requirements at the bank holding company and bank levels. As of September 30, 2016, December 31, 2015 and 2014, Sovereign Bancshares and Sovereign Bank were in compliance with all applicable regulatory capital requirements, and Sovereign Bank was classified as “well capitalized,” for purposes of the prompt corrective action regulations. As Sovereign Bancshares employs its capital and continue to grow its operations, its regulatory capital levels may decrease depending on its level of earnings. However, Sovereign Bancshares expects to monitor and control its growth in order to remain in compliance with all regulatory capital standards applicable to it.

The following table presents the actual capital amounts and regulatory capital ratios for Sovereign Bancshares and Sovereign Bank as of the dates indicated.

	(Unaudited)
	As of September 30, 2016		As of December 31, 2015
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

Sovereign Bancshares, Inc.
Total capital (to risk weighted assets)	$138,802	13.58%	$131,246	13.06%
Tier 1 capital (to risk weighted assets)	126,008	12.33%	120,320	11.97%
Common equity (to risk weighted assets):	93,158	9.11%	87,470	8.7%
Tier 1 capital (to average assets)	126,008	11.71%	120,320	10.69%

Sovereign Bank
Total capital (to risk weighted assets)	$137,725	13.48%	$130,409	12.98%
Tier 1 capital (to risk weighted assets)	124,937	12.23%	119,483	11.89%
Common equity (to risk weighted assets):	124,937	12.23%	119,483	11.89%
Tier 1 capital (to average assets)	124,937	11.62%	119,483	10.62%

Contractual Obligations
In the ordinary course of the Company’s operations, the Company enters into certain contractual obligations, such as obligations for operating leases and other arrangements with respect to deposit liabilities, FHLB advances and other borrowed funds. The Company believes that it will be able to meet its contractual obligations as they come due through the maintenance of adequate cash levels. The Company expects to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. The Company has in place various borrowing mechanisms for both short-term and long-term liquidity needs.
Other than normal changes in the ordinary course of business, there have been no significant changes in the types of contractual obligations or amounts due since December 31, 2015.
Off-Balance Sheet Items
In the normal course of business, the Company enters into various transactions, which, in accordance with GAAP, are not included in the Company’s consolidated balance sheets. However, the Company has only limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on the Company’s financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and issue standby letters of credit, which involve to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.
The Company’s commitments to extend credit and outstanding standby letters of credit were $306.8 million and $3.5 million, respectively, as of September 30, 2016. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements. The Company manages the Company’s liquidity in light of the aggregate amounts of commitments to extend credit and outstanding standby letters of credit in effect from time to time to ensure that the Company will have adequate sources of liquidity to fund such commitments and honor drafts under such letters of credit.
Commitments to Extend Credit

The Company enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of the Company’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The Company minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.
Standby Letters of Credit

Standby letters of credit are written conditional commitments that the Company issues to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the customer is obligated to reimburse the Company for the amount paid under this standby letter of credit.
Interest Rate Sensitivity and Market Risk

As a financial institution, the primary component of market risk is interest rate volatility. The asset liability and funds management policy provides management with the guidelines for effective funds management, and Sovereign Bancshares has established a measurement system for monitoring its net interest rate sensitivity position. Sovereign Bancshares manages its sensitivity position within its established guidelines.
Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
Sovereign Bancshares manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Sovereign Bancshares does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Sovereign Bancshares is not subject to foreign exchange or commodity price risk. Sovereign Bancshares does not own any trading assets.
Sovereign Bancshares’s exposure to interest rate risk is managed by the Asset Liability Committee of Sovereign Bank, in accordance with policies approved by its board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors.
The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.
Sovereign Bancshares uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of its non-maturity deposit accounts are based on standard regulatory decay assumptions and are incorporated into the model. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.
On a quarterly basis, Sovereign Bancshares runs a simulation model that tests the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the model, rates are shocked instantaneously and ramped rate changes over a twelve-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve.
The following table summarizes the simulated change in net interest income and fair value of equity over a twelve-month horizon as of the date indicated:

	(Unaudited)
	As of September 30, 2016		As of December 31, 2015
	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity

Change in Interest Rates (Basis Points)
+300	3.87%	(11.05)%	(0.23)%	(21.59)%
+200	1.93%	(7.28)%	(0.83)%	(14.35)%
+100	0.20%	(3.15)%	(1.01)%	(6.84)%
Base	(0.21)%	0.00%	(0.19)%	0.00%
-100	(0.90)%	0.96%	(2.21)%	1.68%

The results are primarily due to behavior of demand, money market and savings deposits during such rate fluctuations. Sovereign Bancshares has found that, historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.
Impact of Inflation

Sovereign Bancshares’s consolidated financial statements and related notes included elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (this “MD&A”) have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.
Unlike many industrial companies, substantially all of its assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.
Non-GAAP Financial Measures

Sovereign Bancshares’s accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, Sovereign Bancshares also evaluates its performance based on certain additional financial measures discussed in this MD&A as being non-GAAP financial measures. Sovereign Bancshares classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in its statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.
The non-GAAP financial measures that Sovereign Bancshares discusses in this MD&A should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Sovereign Bancshares calculates the non-GAAP financial measures that Sovereign Bancshares discusses in this MD&A may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Sovereign Bancshares has discussed in this MD&A when comparing such non-GAAP financial measures.
Tangible Book Value Per Common Share. Tangible book value per common share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Sovereign Bancshares calculates (1) tangible common equity as stockholders’ equity less preferred stock, intangible assets and (2) tangible book value per common share as tangible common equity divided by shares of common stock outstanding. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share.
Sovereign Bancshares believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Intangible assets have the effect of increasing total book value while not increasing its tangible book value.
The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and presents its tangible book value per common share compared to its book value per common share:

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands, except per share data)

Tangible Common Equity
Total stockholders’ equity	$118,368	$113,267	$105,388
Adjustments:
Preferred stock	(24,500)	(24,500)	(24,500)
Book value	93,868	88,767	80,888
Intangible assets	(478)	(466)	(359)
Total tangible common equity	$93,390	$88,301	$80,529
Common shares outstanding(1)	5,248,200	5,203,100	5,161,888
Book value per common share	$17.89	$17.06	$15.67
Tangible book value per common share	$17.79	$16.97	$15.60
__________________
(1) Excludes the dilutive effect, if any, of 45,720, 108,199 and 144,699 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2016, December 31, 2015 and December 31, 2014, respectively, and 70,000, 109,100, and 135,460 shares of common stock issuable upon vesting of outstanding deferred stock awards as of September 30, 2016, December 31, 2015 and December 31, 2014, respectively.

Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Sovereign Bancshares calculates tangible common equity, as described above, and tangible assets as total assets less intangible assets (SBA Servicing Assets), net of accumulated amortization. The most directly comparable GAAP financial measure for tangible common equity to tangible assets is total common stockholders’ equity to total assets.
Sovereign Bancshares believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing its tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands)

Tangible Common Equity
Total stockholders’ equity	$118,368	$113,267	$105,388
Adjustments:
Preferred stock	(24,500)	(24,500)	(24,500)
Intangible assets	(478)	(466)	(359)
Total tangible common equity	$93,390	$88,301	$80,529
Tangible Assets
Total assets	$1,098,589	$1,112,583	$1,055,902
Adjustments:
Intangible assets	(478)	(466)	(359)
Total tangible assets	$1,098,111	$1,112,117	$1,055,543
Tangible Common Equity to Tangible Assets	8.50%	7.94%	7.63%

Critical Accounting Policies

Sovereign Bancshares’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Sovereign Bancshares bases its estimates on historical experience and on various other assumptions that Sovereign Bancshares believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Sovereign Bancshares evaluates its estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.
Sovereign Bancshares has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Sovereign Bancshares believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.
Investment Securities
Securities are classified as held to maturity and carried at amortized cost when Sovereign Bancshares has the positive intent and ability to hold them until maturity. Securities to be held for indefinite periods of time are classified as available for sale and carried at fair value, with the unrealized holding gains and losses reported in other comprehensive income, net of tax. Sovereign Bancshares determined the appropriate classification of securities at the time of purchase.
Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Credit related declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses, with the remaining unrealized loss recognized as a component of other comprehensive income. In estimating other-than-temporary impairment losses, Sovereign Bancshares considers, among other things, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and its ability to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans and Allowance for Loan Losses
Loans that Sovereign Bancshares has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Interest on loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. Fees associated with the originating of loans and certain direct loan origination costs are netted and the net amount is deferred and recognized over the life of the loan as an adjustment of yield.
The accrual of interest on loans is discontinued when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis as long as the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured in accordance with the terms of the loan agreement.
The allowance for loan losses is an estimated amount Sovereign Bancshares believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Its periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio. The allowance for loan losses is comprised of two components: the general reserve and specific reserves. The general reserve is determined in accordance with current authoritative accounting guidance that considers historical loss rates for the last three years adjusted for qualitative factors based upon general economic conditions and other qualitative risk factors both internal and external to Sovereign Bancshares. Such qualitative factors include current local economic conditions and trends including unemployment, changes in lending staff, policies and procedures, changes in credit concentrations, changes in the trends and severity of problem loans and changes in trends in volume and terms of loans. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in its historic loss factors. For purposes of determining the general reserve, the loan portfolio, less cash secured loans, government guaranteed loans and impaired loans, is multiplied by its adjusted historical loss rate. Specific reserves are determined in accordance with current authoritative accounting guidance based on probable losses on specific impaired loans.
The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).
Due to the growth of Sovereign Bank over the past several years, a portion of the loans in its portfolio and its lending relationships are of relatively recent origin. The new loan portfolios have limited delinquency and credit loss history and have not yet exhibited an observable loss trend. The credit quality of loans in these loan portfolios are impacted by delinquency status and debt service coverage generated by the borrowers’ business and fluctuations in the value of real estate collateral. Sovereign Bancshares considers delinquency status to be the most meaningful indicator of the credit quality of one-to-four single family residential, home equity loans and lines of credit and other consumer loans. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process Sovereign Bancshares refers to as “seasoning”. As a result, a portfolio of older loans will usually behave more predictably than a portfolio of newer loans. Because the majority of its portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.
Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for new commercial, construction, and commercial real estate loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact its estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis.
Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.
Sovereign Bancshares’s policy requires measurement of the allowance for an impaired collateral dependent loan based on the fair value of the collateral. Other loan impairments are measured based on the present value of expected future cash flows or the loan’s observable market price. At September 30, 2016 and December 31, 2015 and 2014, all significant impaired loans have been determined to be collateral dependent and the allowance for loss has been measured utilizing the estimated fair value of the collateral.

From time to time, Sovereign Bancshares may modify its loan agreement with a borrower. A modified loan is considered a troubled debt restructuring when two conditions are met: (1) the borrower is experiencing financial difficulty and (2) concessions are made by Sovereign Bancshares that would not otherwise be considered for a borrower with similar credit risk characteristics. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. All troubled debt restructurings are considered impaired loans. Sovereign Bancshares reviews each troubled debt restructured loan and determine on a case by case basis if a specific allowance for loan loss is required. An allowance for loan loss allocation is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral.
Sovereign Bancshares has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Sovereign Bancshares reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Sovereign Bancshares receives frequent reports related to loan originations, quality, concentrations, delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.
Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.
Real estate loans are also subject to underwriting standards and processes similar to commercial loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing its real estate portfolio are generally diverse in terms of type and geographic location, through the Dallas metropolitan area. This diversity helps reduce the exposure to adverse economic events that affect any single market or industry.
Sovereign Bancshares utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. Its loan policy addresses types of consumer loans that may be originated and the collateral, if secured, which must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimizes its risk.
Recently Issued Accounting Pronouncements
ASU 2016-09 “Compensation -Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”) simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. The Company is in process of evaluating the impact of this pronouncement.

ASU 2016-13 “Financial Instruments -Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. This Accounting Standards Update affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods therein. The Company is in process of evaluating the impact of this pronouncement.